PRICING SUPPLEMENT NO. 4, DATED: May 7, 2008	RULE 424(b)(2)
to Prospectus Supplement Dated January 25, 2005	REGISTRATION STATEMENT NO. 333-121553
to Prospectus Dated January 25, 2005
KEYCORP

$750,000,000

☑	SENIOR MEDIUM-TERM NOTES, SERIES H
☐	SUBORDINATED MEDIUM-TERM NOTES, SERIES G

☐ Floating Rate Notes	☑ 6.500% Fixed Rate Notes
☑ Book-Entry Notes	☐ Certificated Notes
Original Issue Date: May 14, 2008
Maturity Date: May 14, 2013
Issue Price: 99.588%
Paying Agent: Deutsche Bank Trust Company Americas
Authenticating Agent: Deutsche Bank Trust Company Americas

OPTION TO ELECT REDEMPTION:	☐ Yes ☑ No	OPTION TO EXTEND MATURITY:	☐ Yes ☑ No
Redemption Date(s):		Extended Maturity Dates:
Initial Redemption Percentage:		Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

OPTION TO ELECT REPAYMENT:	☐ Yes ☑ No	SPECIFIED CURRENCY (NOT U.S. DOLLARS):	☐ Yes ☑ No
Repayment Date(s):		Authorized Denominations:
Repayment Price(s):		Exchange Rate Agency:

Repurchase Price (if any):		Optional Interest Rate Reset:	☐ Yes ☑ No
Amortization Schedule (if any):		Optional Interest Rate Reset Dates:	☐ Yes ☑ No
Sinking Fund Defeasance:	☐ Yes ☑ No	Optional Extension of Maturity:	☐ Yes ☑ No
		Length of Extension Period:	☐ Yes ☑ No
Minimum Denominations:                          ☑ $1,000       ☐ Other
FIXED RATE NOTES ONLY
Interest Computation Period: Semi-annual (day count: 30/360)
Interest Payment Dates: November 14th and May 14th
Regular Record Dates if other than May 31 and November 30: November 1st and May 1st
FLOATING RATE NOTES ONLY
BASE RATE:

☐ CD Rate	☐ Treasury Rate
☐ Commercial Paper Rate	☐ CMT Rate
☐ Federal Funds Rate	☐ 11th District Cost of Funds Rate
☐ LIBOR	☐ Other (specify):
☐ Prime Rate

Initial Interest Rate:	Interest Determination Date:
Index Maturity:	Interest Reset Period:
Spread (Plus or minus):	Interest Reset Dates:
Maximum Interest Rate:	Interest Payment Dates:
Minimum Interest Rate:	Calculation Date:
Total Amount of OID:	Calculation Agent:
Yield to Maturity:	Spread Multiplier:
Initial Accrual Period OID and Designated Method:	Telerate Page:
Other Terms (if any):

AGENT:	☐ Bear, Stearns & Co. Inc.	Agent’s Discount or Commission: 0.35% ($2,625,000)
	☑ Citigroup Global Markets Inc.	Trade Date: May 7, 2008
	☑ Credit Suisse Securities (USA) LLC	Proceeds to KeyCorp: $744,285,000
☐ Deutsche Bank Securities Inc.
☐ Goldman, Sachs & Co.
☐ HSBC Securities (USA), Inc.
☐ J.P. Morgan Securities Inc.
☑ KeyBanc Capital Markets Inc.
☑ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐ Morgan Stanley & Co. Incorporated
☑ UBS Securities LLC
☑ Other: Wachovia Capital Markets, LLC

☐ Acting as Agent	Agent is acting as Agent for the sale of Notes by KeyCorp at a price of % of the principal amount
☑ Acting as Principal	Agent is purchasing Notes from KeyCorp as Principal for resale to investors and other purchasers at:
☑ a fixed public offering price of 99.588% of the Principal amount
☐ varying prices related to prevailing market prices at the time of resale to be determined by such Agent

You should not rely on the financial information in the Prospectus Supplement dated January 25, 2005 as it has been superseded by subsequent Exchange Act filings incorporated by reference in the Prospectus dated January 25, 2005 of which this pricing supplement forms a part.